Exhibit 99.1

ADLP LLC
CONSOLIDATED CONDENSED SCHEDULE OF INVESTMENTS
As of December 31, 2025
(dollar amounts in thousands)
(unaudited)

Investments	Percentage of Members' Capital	Fair Value(1)
First Lien Senior Secured Loans
United States
Automobiles and Components	6.6%	$31,986
Capital Goods	24.5	119,115
Commercial and Professional Services
Accommodations Plus Technologies LLC, $27,499 funded par value, due 05/2032, 8.94% (SOFR + 5.25%)	5.7	27,499
Other	21.7	105,359
Consumer Distribution and Retail	13.9	67,466
Consumer Durables and Apparel	4.8	23,156
Consumer Services	17.0	82,603
Energy	4.2	20,216
Data Centers	1.1	5,629
Financial Services	24.5	118,750
Food and Beverage	3.5	17,044
Gas Utilities	0.8	3,885
Health Care Equipment and Services	33.6	162,901
Household and Personal Products
Silk Holdings III LLC, $26,140 funded par value, due 12/2032, 8.34% (SOFR + 4.50%)	5.4	25,878
Other	4.5	22,135
Independent Power and Renewable Electricity Producers	3.8	18,453
Insurance	23.6	114,625
Materials	4.6	22,295
Pharmaceuticals, Biotechnology and Life Sciences	10.3	50,251
Real Estate Management and Development	4.2	20,295
Software and Services
Victors Purchaser, LLC, $30,175 funded par value, due 12/2032, 8.19% - 8.23% (SOFR + 4.50%)	6.2	30,099
Other	85.3	413,787
Sports, Media and Entertainment	5.9	28,454
Technology Hardware and Equipment	1.5	7,340
Telecommunication Services	1.7	8,078
Transportation	3.0	14,672
Total United States (Cost $1,564,200)	321.9	1,561,971
Canada
Capital Goods	1.7	8,057
Consumer Durables and Apparel	0.2	1,179
Financial Services	0.1	357
Health Care Equipment and Services	1.2	5,987
Insurance	6.6	32,112
Total Canada (Cost $46,790)	9.8	47,692

Investments	Percentage of Members' Capital	Fair Value(1)
United Kingdom
Consumer Services	0.6	2,850
Financial Services
Convera International Financial S.a r.l., $22,033 funded par value, due 03/2030, 8.44% (SOFR + 4.75%)	4.5	22,033
Convera International Holdings Limited, $4,808 funded par value, due 03/2030, 8.44% (SOFR + 4.75%)	1.0	4,808
Food and Beverage	0.8	3,999
Insurance	1.6	7,504
Total United Kingdom (Cost $41,190)	8.5	41,194
Jersey
Financial Services
Medlar Bidco Limited, €21,578 funded par value, due 05/2032, 6.99% (EURIBOR + 5.00%)	5.1	24,952
Total Jersey (Cost $24,625)	5.1	24,952
Luxembourg
Consumer Services	0.8	4,008
Health Care Equipment and Services	0.1	271
Software and Services	0.1	378
Total Luxembourg (Cost $4,658)	1.0	4,657
Australia
Consumer Services	0.2	1,177
Total Australia (Cost $1,142)	0.2	1,177
Total First Lien Senior Secured Loans (Cost $1,682,605)	346.5%	$1,681,643
Common Equity
United States
Consumer Distribution and Retail	—	1
Total United States (Cost $1)	—	1
Total Common Equity (Cost $1)	—%	$1
Total Investments (Cost $1,682,606)	346.5%	$1,681,644

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(1)Represents the fair value in accordance with Accounting Standards Codification 820-10, Fair Value Measurements and Disclosures. The determination of such fair value is not included in the valuation process described elsewhere in Ares Strategic Income Fund’s Annual Report on Form 10-K for the year ended December 31, 2025.